EXHIBIT 99.1

Harsco Corporation Reports First Quarter 2011 Diluted Earnings Per Share From Continuing Operations of $0.15 vs. $0.10 in First Quarter Last Year

Revenues Up 5 Percent to $779 Million

HARRISBURG, Pa., April 28, 2011 (GLOBE NEWSWIRE) -- Worldwide industrial services and engineered products company Harsco Corporation (NYSC:HSC) today reported first quarter 2011 results from continuing operations.

First Quarter 2011 Highlights

First quarter 2011 diluted earnings per share from continuing operations were $0.15, compared with $0.10 per share in the first quarter of last year. Income from continuing operations was $13.6 million, compared with $9.7 million in the first quarter last year. Sales increased by 5 percent in the quarter to $779 million from $742 million in last year's first quarter. Foreign currency translation increased sales by approximately $19 million when compared with the first quarter last year, but did not have a meaningful impact on operating income.

Comment

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Salvatore D. Fazzolari said, "We are encouraged by the balanced performance of our operations in the first quarter of 2011. This is a good start to the year. Despite the still-fragile domestic economy and continued uncertainties throughout the major global economies in which we operate, all four of our business segments performed well. The first quarter results benefited by approximately $3 million, or $0.03 per share, from the timing of deliveries within our Harsco Rail and Harsco Industrial businesses. These deliveries were planned for the second quarter, but for various reasons were realized in the first quarter.

"While we are encouraged by these results, it remains prudent for us to view the near-term outlook with a degree of caution, particularly as we have yet to see measurable improvement in our Infrastructure Segment's principal end-markets of the U.S., U.K. and Western Europe. As such, we are slightly increasing our previous full-year 2011 earnings guidance from $1.25 to $1.35 diluted earnings per share from continuing operations to $1.30 to $1.40.

"As we have previously communicated, our second quarter results will be negatively impacted by the timing of shipments within our Harsco Rail group being weighted more towards the second half of the year. Furthermore, due to the economic uncertainties we continue to face in key end-markets, and given that the previously mentioned first quarter benefit from the acceleration of deliveries will have the opposite effect in the second quarter, our present outlook is for second quarter 2011 earnings from continuing operations in the range of $0.34 to $0.39 per share, compared with $0.40 per share in the second quarter of 2010. I should note also that last year's second quarter benefited from an approximately $0.03 per share gain largely on the sale of assets that is not expected to be repeated in this year's second quarter.

"We expect our prospects for the full year will be clearer at the end of the second quarter, particularly for our Harsco Infrastructure Segment, at which point we should have further visibility for the remainder of 2011."

First Quarter Business Review

Harsco Metals & Minerals

Sales in the first quarter increased approximately $47 million to $392 million, up 14 percent from $344 million in last year's comparable quarter. Foreign currency translation increased sales in the quarter by $12 million, but had only a minimal effect on operating income. Operating income in the quarter increased by 48 percent to $28.6 million, compared with $19.3 million in the first quarter of last year. Operating margins in the first quarter of 2011 were 7.3 percent, compared with 5.6 percent in the first quarter last year.

Results in the quarter benefited from increased global steel production, new contract start-ups, the Company's continued cost control initiatives, and increased market prices for recovered metallics.

Looking ahead, the full-year outlook for this Segment remains favorable. Global steel production is expected to remain at or near current levels and new contract bidding activity throughout the world remains strong.

Harsco Infrastructure

Sales in the first quarter increased approximately 4 percent to $262 million from $251 million in the first quarter last year. Foreign currency translation increased sales by approximately $5 million in the quarter, when compared with the first quarter of 2010. An operating loss of $17.5 million was incurred in the quarter, compared with an operating loss of $19.3 million in the first quarter of last year.

As this Segment continues to successfully implement the major restructuring plan announced in the fourth quarter of last year, the Company expects to achieve its anticipated savings of approximately $40 million in 2011, and full annualized savings of $60 million starting in 2012, as previously announced. Average rental rates and utilization rates appear to have bottomed out sequentially. Nevertheless, uncertainties and challenges remain in major end-markets, particularly in the U.S., U.K. and Western Europe. The prospects for the full year should be clearer at the end of the second quarter of this year.

Harsco Rail

As expected, sales in the first quarter of 2011 decreased to $63 million, down approximately 34 percent from sales of $95 million in last year's first quarter. Consequently, operating income of $8.1 million was lower than the $20.4 million in last year's comparable quarter, which was also as expected. Likewise, operating margins of 13.0 percent were lower, compared with 21.4 percent in last year's first quarter. It should be noted that a key shipment was pulled forward for delivery in the first quarter of 2011 that had been planned for the second quarter.

To reiterate previous comments made at the Company's Annual Analysts Conference in December and again when the Company's fourth quarter 2010 results were reported on January 27, 2011, the quarterly results of Harsco Rail in 2011 will again be affected by the timing of unit deliveries as they are completed. Order deliveries in 2011 will be significantly weighted in the second half of the year compared with the first half in 2010. Overall, the Company expects another year of strong results from the Rail Segment.

Harsco Industrial

Sales in the quarter increased by approximately 21 percent to $63 million, from last year's first quarter sales of $52 million. Likewise, operating income of $10.7 million was 27 percent greater than last year's $8.4 million. Operating margins of 16.9 percent in the quarter were 80 basis points higher than the operating margins of 16.1 percent in the first quarter of 2010.

The outlook for this Segment remains favorable. Demand for this Segment's engineered products remains strong and recently announced joint venture agreements in Australia and Brazil should contribute to longer-term growth.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first quarter of 2011 was $13 million, compared with $30 million for the prior year. Capital expenditures in the first quarter of 2011 were $67 million, compared with $30 million for the same period last year. The increase in capital expenditures is due to recent contract wins, principally in the Metals & Minerals Segment where bidding activity continues to be very strong.

At the end of the quarter, the Company's balance sheet debt was $919 million, up slightly from the December 31, 2010 amount of $885 million. The debt-to-capital ratio at March 31, 2011 was 38.0 percent, up slightly from 37.6 percent at December 31, 2010, which was the Company's lowest level since 1998.

Economic Value added (EVA®) improved in the first quarter of 2011 over the comparable 2010 period, due principally to better earnings performance.

Discontinued Operations

For the first quarter of 2011, income from discontinued operations was a loss after tax of $0.8 million, or $0.01 per diluted share, compared with income of $0.3 million in the first quarter of 2010 due to an income tax benefit.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the recent global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 57859895. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website.

About Harsco

Harsco Corporation is a diversified, global industrial services and engineered products company serving major industries that are fundamental to worldwide infrastructure development and economic growth. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share amounts)
	Three Months Ended March 31
	2011	2010
Revenues from continuing operations:
Service revenues	$ 653,527	$ 599,046
Product revenues	125,528	143,360
Total revenues	779,055	742,406

Costs and expenses from continuing operations:
Cost of services sold	525,978	486,632
Cost of products sold	84,441	92,801
Selling, general and administrative expenses	137,789	136,327
Research and development expenses	1,340	916
Other expenses (income)	471	(2,509)
Total costs and expenses	750,019	714,167

Operating income from continuing operations	29,036	28,239

Interest income	720	461
Interest expense	(11,935)	(16,119)

Income from continuing operations before income taxes and equity income	17,821	12,581

Income tax expense	(4,400)	(3,034)
Equity in income of unconsolidated entities, net	211	130

Income from continuing operations	13,632	9,677

Discontinued operations:
Loss from discontinued business	(1,328)	(163)
Income tax benefit	503	414
Income (loss) from discontinued operations	(825)	251
Net Income	12,807	9,928
Less: Net income attributable to noncontrolling interests	(1,376)	(1,894)
Net Income attributable to Harsco Corporation	$ 11,431	$ 8,034

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$ 12,256	$ 7,783
Income (loss) from discontinued operations, net of tax	(825)	251
Net income attributable to Harsco Corporation common stockholders	$ 11,431	$ 8,034

Weighted average shares of common stock outstanding	80,695	80,543
Basic earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.15	$ 0.10
Discontinued operations	(0.01)	--
Basic earnings per share attributable to Harsco Corporation common stockholders	$ 0.14	$ 0. 10

Diluted weighted average shares of common stock outstanding	80,944	80,743
Diluted earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.15	$ 0.10
Discontinued operations	(0.01)	--
Diluted earnings per share attributable to Harsco Corporation common stockholders	$ 0.14	$ 0.10

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	March 31 2011	December 31 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 101,312	$ 124,238
Trade accounts receivable	643,390	585,301
Other receivables	27,738	29,299
Inventories	289,907	271,617
Other current assets	134,711	144,491
Total current assets	1,197,058	1,154,946
Property, plant and equipment, net	1,403,548	1,366,973
Goodwill	708,101	690,787
Intangible assets, net	114,986	120,959
Other assets	126,817	135,555
Total assets	$ 3,550,510	$ 3,469,220
LIABILITIES
Current liabilities:
Short-term borrowings	$ 60,787	$ 31,197
Current maturities of long-term debt	3,868	4,011
Accounts payable	285,149	261,509
Accrued compensation	76,268	83,928
Income taxes payable	8,464	9,718
Dividends payable	16,535	16,505
Insurance liabilities	25,769	25,844
Advances on contracts	115,609	128,794
Other current liabilities	216,888	206,358
Total current liabilities	809,337	767,864
Long-term debt	854,495	849,724
Deferred income taxes	42,541	35,642
Insurance liabilities	61,517	62,202
Retirement plan liabilities	215,862	223,777
Other liabilities	65,828	61,866
Total liabilities	2,049,580	2,001,075
EQUITY
Harsco Corporation stockholders' equity:
Common stock	139,732	139,514
Additional paid-in capital	143,263	141,298
Accumulated other comprehensive loss	(150,558)	(185,932)
Retained earnings	2,068,803	2,073,920
Treasury stock	(738,114)	(737,106)
Total Harsco Corporation stockholders' equity	1,463,126	1,431,694
Noncontrolling interests	37,804	36,451
Total equity	1,500,930	1,468,145
Total liabilities and equity	$ 3,550,510	$ 3,469,220

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Three Months Ended March 31
	2011	2010

Cash flows from operating activities:
Net income	$ 12,807	$ 9,928
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	67,929	71,857
Amortization	8,593	9,078
Equity in income of unconsolidated entities, net	(211)	(130)
Dividends or distributions from unconsolidated entities	88	88
Other, net	(4,372)	(12,853)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	(38,681)	(53,212)
Inventories	(14,313)	5,748
Accounts payable	10,547	8,324
Accrued interest payable	6,199	9,817
Accrued compensation	(9,704)	8,697
Harsco Infrastructure Segment Restructuring Program accrual	(9,116)	--
Other assets and liabilities	(16,626)	(27,287)

Net cash provided by operating activities	13,140	30,055

Cash flows from investing activities:
Purchases of property, plant and equipment	(67,257)	(29,849)
Proceeds from sale of property, plant and equipment	6,017	8,873
Purchases of businesses, net of cash acquired	--	(27,584)
Proceeds from sale of businesses, net of cash acquired	600	--
Other investing activities	4,733	(4,386)

Net cash used by investing activities	(55,907)	(52,946)

Cash flows from financing activities:
Short-term borrowings, net	29,431	31,736
Current maturities and long-term debt:
Additions	70,482	96,577
Reductions	(66,566)	(95,601)
Cash dividends paid on common stock	(16,507)	(16,472)
Dividends paid to noncontrolling interests	(600)	(1,825)
Contributions of equity from noncontrolling interests	333	161
Common stock issued-options	1,239	108

Net cash provided by financing activities	17,812	14,684

Effect of exchange rate changes on cash	2,029	(583)

Net decrease in cash and cash equivalents	(22,926)	(8,790)

Cash and cash equivalents at beginning of period	124,238	94,184

Cash and cash equivalents at end of period	$ 101,312	$ 85,394

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited) (In thousands)

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010

	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Metals & Minerals	$ 391,737	$ 28,605	$ 344,262	$ 19,284

Harsco Infrastructure	261,567	(17,491)	250,629	(19,273)

Harsco Rail	62,602	8,123	95,402	20,414

Harsco Industrial	63,149	10,674	52,053	8,378

General Corporate	--	(875)	60	(564)

Consolidated Totals	$ 779,055	$ 29,036	$ 742,406	$ 28,239

HARSCO CORPORATION FREE CASH FLOW (Unaudited) (In thousands)
	Three Months Ended March 31
	2011	2010

Net cash provided by operating activities	$ 13,140	$ 30,055
Less purchases of property, plant and equipment	(67,257)	(29,849)
Plus proceeds from sale of property, plant and equipment	6,017	8,873

Sub-total	(48,100)	9,079
Plus capital expenditures related to major joint venture investments	--	--
Free Cash Flow	$ (48,100)	$ 9,079

Free Cash Flow is a non-GAAP financial measure.  The Company's Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration net capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations. Capital expenditures may include items related to major joint venture investments. While these expenditures are also expected to generate future cash flows from operations, management considers them to be generally equivalent to an investment in a business which the partner will provide a significant portion of the required cash investment and adds them back to provide a more accurate assessment of sustainable Free
Cash Flow.  It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.
CONTACT: Investor Contact
         Eugene M. Truett
         717.975.5677
         etruett@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com